Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on April 05, 2016

Registration Statement No. 333-206924-02

$1.2 billion AmeriCredit Automobile Receivables Trust (AMCAR) 2016-2

Joint-Books: RBC (str), Barclays, GS, Wells

Co-Managers : Citi, DB, JPM, RBS

Selling Group: Williams

CLS	AMT($MM)	WAL	MDY/S&P	P-WIN	E-FIN	L-FIN	SPRD	YLD%	CPN%	$Px
A1	214.00	0.21	P-1/A-1+	1-5	09/16	04/17		0.750	0.75	100
A2A	305.13	0.95	Aaa/AAA	5-21	01/18	10/19	EDSF+70	1.430	1.42	99.99460
A2B	150.00	0.95	Aaa/AAA	5-21	01/18	10/19			1mL+70	100
A3	203.14	2.13	Aaa/AAA	21-31	11/18	11/20	iS +75	1.606	1.60	99.99865
B	94.67	2.83	Aa2/AA	31-37	05/19	05/21	iS +130	2.226	2.21	99.98426
C	117.50	3.43	A2/A	37-45	01/20	11/21	iS + 190	2.888	2.87	99.99752
D	115.56	3.89	Baa2/BBB	45-47	03/20	05/22	iS + 265	3.686	3.65	99.97107
E	30.68	3.90	>> Not Offered <<

- Timing	:	Priced	- Format	:	Public/SEC-registered
- Expected Settle	:	04/14/2016	- ERISA	:	Yes
- First Pay	:	05/09/2016	- Min Denoms	:	$1k x $1k
- Ratings	:	Moody’s/S&P	- Px Speed	:	1.5% ABS 10% call
- Bill & Deliver	:	RBC	- BBG Ticker	:	AMCAR 2016-2
- Intex Dealname	:	RBCAMCAR162	- CUSIPS	:	A1	03066D AA4
Passcode	:	KXV3			A2A	03066D AB2
- Deal Roadshow	:	www.dealroadshow.com			A2B	03066D AC0
Passcode	:	AMCAR162 (all caps)			A3	03066D AD8
					B	03066D AE6
					C	03066D AF3
					D	03066D AG1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.